Exhibit 99.1

LIFETIME BRANDS ANNOUNCES SECOND QUARTER 2008 RESULTS

Company Declares Regular Quarterly Dividend; Postpones Earnings Guidance Update

GARDEN CITY, NY, August 7, 2008 – Lifetime Brands, Inc. (Nasdaq: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced results for the three months ended June 30, 2008.

For the second quarter of 2008, Lifetime’s net sales totaled $92.4 million, as compared to net sales of $91.4 million for the same period in 2007. The Company reported a net loss of $3.2 million, or $0.27 per diluted share, compared to a net loss of $2.0 million, or $0.15 per diluted share, for the second quarter of 2007.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “Given the weak retail environment, we are pleased with the improvement in sales growth compared to the first quarter. Net wholesale sales rose 3.2%, as compared to the 2007 quarter. Excluding net wholesale sales attributable to Mikasa, which we acquired on June 6, net wholesale sales for the quarter were approximately 1% lower than in the prior year.

“A highlight of the quarter was our acquisition of the business and certain assets of Mikasa, Inc. The addition of this outstanding brand expands our already strong position in the tabletop industry. The purchase price was approximately $20 million, including $5.0 million to be paid on December 15, 2008, as a non-refundable advance against additional payments equal to 5% of the net sales of Mikasa products in 2009, 2010 and 2011. As previously reported, we expect the acquisition to be accretive in 2008.

“During the quarter, we also completed the consolidation of our West Coast distribution facilities. We expect the consolidation of these facilities to generate approximately $1 million in annual savings, beginning in the second half of 2008.

“Our inventory reduction initiative continues to yield results, with inventories as of June 30, 2008, down 19%, or $31 million, on an acquisition-adjusted basis, compared to the prior year.

“The weak retail environment has negatively impacted the results of our Direct-to-Consumer division, especially our retail outlet stores. We are in the process of evaluating our strategic options with regard to the outlet stores.

“Based on our year-to-date results and the likelihood that the economy will remain weak through the fall selling season, it is clear that we will not achieve the financial results we previously had forecasted. Given the challenges of an uncertain and volatile retail climate, we have concluded that it would not be prudent for us to speculate as to our results for the balance of the year. Consequently, we are not providing updated financial guidance at this time. We will comment on our expectations for the year when we report our results for the third quarter and may provide additional financial guidance at that time.”

Mr. Siegel concluded, “We remain confident that we have the right initiatives in place to meet our long-term strategic objectives and to create long-term shareholder value.”

Separately, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.0625 per share, payable on August 15, 2008 to shareholders of record on August 1, 2008.

Lifetime has scheduled a conference call Thursday, August 7, at 11:00 a.m. ET to discuss second quarter 2008 results and additional matters. The dial-in number for the call is (706) 679-7464. A replay of the call will also be available through Thursday, August 14, 2008 and can be accessed by dialing (706) 645-9291, conference ID #55824403. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried / Jody Burfening
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$92,399	$91,371	$190,593	$195,158

Cost of sales	55,288	51,906	114,893	113,003
Distribution expenses	12,766	11,721	26,156	25,032
Selling, general and administrative expenses	31,183	29,494	62,286	59,425
Restructuring expenses	107	―	2,987	―

Loss from operations	(6,945)	(1,750)	(15,729)	(2,302)

Interest expense	(2,053)	(1,546)	(4,146)	(3,081)

Loss before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	(8,998)	(3,296)	(19,875)	(5,383)

Income tax benefit	5,108	1,270	9,731	2,074
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	707	―	964	―

NET LOSS	$(3,183)	$(2,026)	$(9,180)	$(3,309)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.27)	$(0.15)	$(0.77)	$(0.25)

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,150	$4,172
Accounts receivable, less allowances of $12,529 at 2008 and $16,400 at 2007	52,242	65,030
Inventory	160,858	143,684
Deferred income taxes	7,983	7,925
Prepaid expenses and other current assets	6,455	7,267
Prepaid income taxes	9,010	―
TOTAL CURRENT ASSETS	237,698	228,078

PROPERTY AND EQUIPMENT, net	54,351	54,332
GOODWILL	27,432	27,432
OTHER INTANGIBLES, net	34,887	35,383
INVESTMENT IN GRUPO VASCONIA, S.A.B.	24,141	22,950
OTHER ASSETS	3,020	3,240
TOTAL ASSETS	$381,529	$371,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$40,600	$13,500
Accounts payable	20,761	21,759
Accrued expenses	28,042	31,504
Income taxes payable	―	4,520
TOTAL CURRENT LIABILITIES	89,403	71,283

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	15,732	14,481
DEFERRED INCOME TAX	8,437	8,211
LONG-TERM DEBT	55,200	55,200
CONVERTIBLE NOTES	75,000	75,000

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 11,966,888 in 2008 and 11,964,388 in 2007	120	120
Paid-in capital	115,269	113,995
Retained earnings	22,571	33,250
Accumulated other comprehensive loss	(203)	(125)
TOTAL STOCKHOLDERS’ EQUITY	137,757	147,240
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$381,529	$371,415